Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2018

Company Reports Solid Gross Margin Performance Across Diverse Customer Base

BEVERLY, Mass. — Nov. 1, 2018—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the third quarter ended September 30, 2018.

The Company reported third quarter revenue of $95.4 million, compared to $119.3 million for the second quarter of 2018. Operating profit for the quarter was $10.7 million, compared to $19.3 million for the second quarter. Net income for the quarter was $8.8 million, or $0.26 per diluted share, compared to net income for the second quarter of 2018 of $14.7 million, or $0.43 per diluted share. Included in the quarter is a tax benefit of $1.4 million or $0.04 per diluted share relating to the calculation of transition tax under the 2017 Tax Cuts and Jobs Act. Gross margin for the quarter was 41.8%, compared to 41.1% in the second quarter. Cash, cash equivalents and restricted cash were $155.6 million at September 30, 2018, compared to $154.9 million on June 30, 2018.

“We continue to see significant demand from a highly diverse customer base for the capabilities the Purion Platform provides to address their challenging technology requirements,” commented President and CEO Mary Puma. “Our aggressive initiatives to improve gross margin, combined with favorable revenue mix, delivered results above our Q3 guidance and are enabling the achievement of our 40% gross margin target for 2018.”

Business Outlook

For the fourth quarter ending December 31, 2018, Axcelis expects revenues of approximately $100 million. Gross margin in the fourth quarter is expected to be around 40%. Fourth quarter operating profit is forecasted to be approximately $10.5 million. Earnings per share is expected to be approximately $0.20.

Third Quarter 2018 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss the Company’s results for the third quarter. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 5899327. Webcast replays will be available for 30 days following the call.

News Release

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenue:
Product	$88,496	$98,161	$317,039	$276,678
Services	6,878	6,321	19,853	17,487
Total revenue	95,374	104,482	336,892	294,165
Cost of Revenue:
Product	49,136	58,056	181,423	162,542
Services	6,325	6,675	19,400	18,096
Total cost of revenue	55,461	64,731	200,823	180,638

Gross profit	39,913	39,751	136,069	113,527

Operating expenses:
Research and development	12,845	11,003	37,631	32,154
Sales and marketing	7,923	6,801	25,246	21,335
General and administrative	8,477	8,112	24,755	22,960
Total operating expenses	29,245	25,916	87,632	76,449

Income from operations	10,668	13,835	48,437	37,078

Other (expense) income:
Interest income	593	219	1,518	399
Interest expense	(1,323)	(1,337)	(3,787)	(3,784)
Other, net	(592)	138	(1,710)	—
Total other expense	(1,322)	(980)	(3,979)	(3,385)

Income before income taxes	9,346	12,855	44,458	33,693

Income tax provision (benefit)	508	1,014	7,036	(1,586)

Net income	$8,838	$11,841	$37,422	$35,279

Net income per share:
Basic	$0.27	$0.38	$1.16	$1.15
Diluted	$0.26	$0.35	$1.10	$1.07

Shares used in computing net income per share:
Basic weighted average common shares	32,365	31,274	32,225	30,550
Diluted weighted average common shares	33,973	33,524	34,032	33,048

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$148,716	$133,407
Short-term restricted cash	—	750
Accounts receivable, net	84,977	75,302
Inventories, net	124,008	120,544
Prepaid expenses & other assets	9,582	9,772
Total current assets	367,283	339,775
Property, plant and equipment, net	37,659	36,168
Restricted cash	6,877	6,723
Deferred income taxes	76,382	83,148
Other assets	31,031	22,404
Total assets	$519,232	$488,218
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$27,930	$32,642
Accrued compensation	14,261	20,955
Warranty	4,545	4,112
Income taxes	205	273
Deferred revenue	14,393	16,181
Other current liabilities	4,938	5,124
Total current liabilities	66,272	79,287
Sales leaseback obligation	47,746	47,714
Long-term deferred revenue	3,381	1,964
Other long-term liabilities	4,759	5,643
Total liabilities	122,158	134,608
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,398 shares issued and outstanding at September 30, 2018; 32,048 shares issued and outstanding at December 31, 2017	32	32
Additional paid-in capital	562,083	556,147
Accumulated deficit	(165,723)	(204,745)
Accumulated other comprehensive income	682	2,176
Total stockholders’ equity	397,074	353,610
Total liabilities and stockholders’ equity	$519,232	$488,218